EXECUTION COPY

                                AMENDMENT
                                   TO
                      AGREEMENT AND PLAN OF MERGER

            AMENDMENT, dated July 7, 1997, to AGREEMENT AND PLAN OF MERGER dated as of June 23, 1997 (the "AGREEMENT"), by and between GENERAL MOTORS ACCEPTANCE CORPORATION, a New York corporation (the "PARENT"), and INTEGON CORPORATION, a Delaware corporation (the "COMPANY").

            WHEREAS, the respective boards of directors of the Parent and the Company have approved the Agreement pursuant to which, among other things, a wholly owned direct or indirect subsidiary of the Parent to be incorporated in Delaware (the "MERGER SUB") will be merged with and into the Company (the "MERGER") on the terms and conditions contained therein and in accordance with the General Corporation Law of the State of Delaware (the "DGCL");

            WHEREAS, IC PURCHASING CORP, a wholly owned indirect subsidiary of the Parent (the "Merger Sub") was duly incorporated and organized on July 1, 1997, and the Parent, the Company and the Merger Sub agree, pursuant to Section
5.8 of the Agreement, that the Merger Sub should become a party to the Agreement as a Constituent Corporation thereunder;

            WHEREAS, the parties to the Agreement desire to make certain other amendments thereto;




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            WHEREAS, upon execution and delivery of this Amendment by the
Parent, the Company and the Merger Sub, all references to the Agreement will be to the Agreement as amended hereby.

            NOW THEREFORE, in consideration of the agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

            1. The Merger Sub hereby becomes a party to the Agreement as a Constituent Corporation and agrees to be bound by the terms of the Agreement applicable to the Merger Sub.

            2. Section 5.14 of the Agreement shall be amended to read in its entirety as follows:

            "5.14 INVESTMENT PORTFOLIO. The Company shall cause the investments of the Insurance Subsidiaries to be maintained prior to the Effective Time in accordance with past investment policies and practices of the Insurance Subsidiaries, except that, pending the Closing, cash proceeds from any investment (whether as a result of the sale or maturity of an investment or from investment income) shall only be invested in United States Treasury Securities having a maturity of four and one-half (4 1/2) to five and one-half (5 1/2) years."




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            IN WITNESS WHEREOF, the Parent, the Company and the Merger Sub have caused this Amendment to the Agreement to be signed by their respective duly authorized officers as of the date first above written.


                           GENERAL MOTORS ACCEPTANCE

                           CORPORATION

                           By: /s/ Eric A. Feldstein
                               ------------------------------------
                               Name:  Eric A. Feldstein
                               Title: Executive Vice President

                           INTEGON CORPORATION

                           By: /s/ John B. McKinnon
                               ------------------------------------
                               Name:  John B. McKinnon
                               Title: President & CEO

                           IC PURCHASING CORP

                           By: /s/ Bernard J. Buselmeier
                               ------------------------------------
                               Name:  Bernard J. Buselmeier
                               Title: Vice President & Treasurer